Exhibit 10.27

PROMISSORY NOTE

$16,000,000.00	Poulsbo, Washington
April 29, 1992

1.             For Value Received, POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP (“Maker”) promises to pay to the order of JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY, (“Holder”), at its Home Office in Boston, Massachusetts, or at such other place as Holder may from time to time designate, the principal sum of SIXTEEN MILLION AND NO/100 DOLLARS, ($16,000,000.00) with interest to be computed from the date hereof, at the rate of Nine and Sixty-five Hundredths percent (9.65%) per annum, upon all principal remaining from time to time unpaid, payable in 360 monthly installments of principal and interest in the amount of $136,291.21 each, (provided that the interest portion of the first installment shall be adjusted accordingly if this Note is dated other than June 1, 1992) the first such installment to be paid on June 1, 1992, and a like installment to be paid on the first day of each month thereafter with the final monthly installment, if not sooner paid, being due on May 1, 2022, provided that the final payment shall include all principal, interest, and advances.  Said installments shall be applied first to interest and then any remaining amount to principal.  In all events, the entire unpaid balance of this Note, including principal, interest, and any advances then outstanding shall be due and payable, unless sooner accelerated, on May 1, 2022.

2.             In addition to the payments hereinabove specified, should the amount of timber harvested from the timberland collateralizing this Note (herein the “Property”) exceed in any calendar year the lower of:

(a)           twice the assumed annual growth of 11,200 MBF (prorated for 1992) of the merchantable conifer timber on the Property or

(b)           the assumed annual growth of 11,200 MBF (prorated for 1992) of the merchantable conifer timber on the Property, plus the allowable carryover as defined below a principal payment shall be then due, in addition to any other principal reductions required or prepaid, 45 days after harvest, subject to the prepayment provisions of this Note, in accordance with the following formula:

$80.00 per MBF (net Scribner long–log scale measure) for Douglas Fir;

$60.00 per MBF (net Scribner long–log scale measure) for Cedar;

$60.00 per MFB (net Scribner long–log scale measure) for other species.

Should the volume of merchantable conifer timber harvested from the Property during any calendar year not exceed the assumed annual growth rate (currently 11,200 MBF) for that year (prorated for 1992) 100% of the allowed annual harvest volume not removed in that year may be carried forward to the following year.  If such carryover volume is not removed in the first carryover year, the unused portion of such carryover shall expire.  Timber harvested shall be first applied against any available carryover amount when computing any need for reduction of principal under this Note.

3.             Upon any default in the payment of principal or interest or in the performance or observance of any of the covenants or agreements dealing with hazard insurance or real estate taxes of any instrument now or hereafter securing this Note, the principal then remaining unpaid shall bear interest at the rate of Twelve and Sixty-five Hundredths percent (12.65%) per annum while such default exists, and Holder may apply payments received on any amounts due hereunder or under the terms of any instrument now or hereafter evidencing or securing this indebtedness as Holder may determine.

4.             If this Note is placed in the hands of an attorney for collection, the undersigned promises and agrees to pay, in addition to any costs and disbursements provided by statute, all costs (including, but not limited to reasonable attorneys’ fees, including such fees in any (i) trial or appellate proceeding should litigation be instituted or (ii) in any bankruptcy proceeding) incurred in connection with the collection thereof.  No extension of time for the payment of this Note or any installment hereof made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change, or affect the liability under this Note of the Maker or any guarantor thereof.  Notwithstanding any provision herein or in any instrument now or hereafter securing this Note, the total liability for payments in the nature of interest shall not exceed the limits now imposed by the usury law of Washington.

5.             This Note is given for a loan of SIXTEEN MILLION AND NO/100 DOLLARS ($16,000,000.00) and is secured by first Timberland Deed of Trust and Security Agreement with Assignment of Rents (herein “Deed of Trust”) of even date herewith which covers property in Jefferson County, Washington, and shall be construed by the laws of said state.

6.             PREPAYMENT PRIVILEGE:  Anything in this Note to the contrary notwithstanding, within 90 days following any 12-month fiscal year in which Maker’s net income exceeds $4,000,000, Maker may prepay, without premium, $500,000 in principal.  This payment will be applied to principal and will be termed “Good Year Reserve.”  Then, in any subsequent 12-month fiscal year in which Maker’s net income is less than $2,000,000, Maker may elect to waive its regularly scheduled principal payments, as a charge against the “Good Year Reserve,” until such time as the “Good Year Reserve” has been depleted.  No more than $1,000,000 shall be in the “Good Year Reserve” at any one time.

7.             PREPAYMENT PREMIUM:  Subject to giving Holder not less than thirty (30) nor more than ninety (90) days prior written notice, Maker may prepay the principal, in full, or in partial payments of not less than $100,000.00, together with any and all accrued interest due hereunder and any other sums due under the Deed of Trust, and subject to the payment to Holder of a prepayment premium equal to:  the net present value (if a positive number) of the payment stream determined by calculating the difference between (a) the payments Holder would have received on the prepaid principal amount at the basic rate provided in this Note (9.65% per annum) and (b) the payments Holder would receive on the prepaid principal amount at a rate equal to the rate for United States Treasury Securities (the “Treasury Rate”) with a maturity equal to the average life of the remaining term of this Note at the time of prepayment, (c) discounted at the Treasury Rate.  No prepayment shall exonerate Maker from the payment of any regular monthly installment until such time as this Note is fully paid, except to the extent that Section 6 of this Note shall reduce or eliminate the principal portion of any regular monthly installment.

8.             Maker and all endorsers, guarantors, sureties, accommodation parties hereof and all other persons liable or to become liable for all or any part of this indebtedness agree to and do hereby incorporate herein the due-on-sale provisions contained in the Deed of Trust, which provisions provide that any actual or purported sale, conveyance, contract for conveyance, assignment, or transfer in any manner of the property covered by the Deed of Trust, or any portion thereof, without the prior written consent of the Beneficiary under the Deed of Trust, shall be deemed a default under the Deed of Trust.

9.             All payments made under this Note shall be made by wired funds, if Holder shall so specify and shall provide Maker with appropriate wiring instructions in writing at least five

(5) days prior to the due date of the payment or payments to which such instructions apply.  Any such wiring instructions may be of a continuing nature and may apply to the number of payments specified therein, subject to revocation or modification as Holder may elect by written notice to Maker.

10.           Maker acknowledges that the loan evidenced by this Note was made on the basis and assumption that Holder would receive the payments of principal and interest set forth above for the full term of the Note.  Therefore, whenever the maturity of this Note has been accelerated by reason of a default under this Note or any instrument securing this Note, which default includes a default in the payment of the installments of interest and/or principal set forth above prior to the date on which the full amount of the balance of principal and interest when remaining unpaid shall be due, or by reason of sale, conveyance, further encumbrance, or other event specified in the Deed of Trust in violation of the provisions of the Deed of Trust (which acceleration by reason of such default, sale, conveyance, further encumbrance, or other event shall be at Holder’s sole option but subject to Holder’s exercise thereof reasonably and in good faith), a tender of the amount necessary to satisfy the entire indebtedness evidenced hereby, paid at any time following such default and prior to a foreclosure or trustee’s sale, shall be deemed a voluntary prepayment hereunder and at Holder’s option such payment shall include a prepayment premium as calculated under the provisions of this Note.

11.           Upon failure to make any payment as provided herein or to perform any of the provisions of the Deed of Trust or any other instrument securing this Note, the entire unpaid principal, interest and any other obligations due under this Note or under the Deed of Trust or other instrument securing this Note, shall at once become due and payable at the option of

Holder, notice of such election being hereby expressly waived, provided always that Holder must exercise such option reasonably and in good faith.

12.           The rights or remedies of Holder, as provided in this Note and in any instrument securing this Note, shall be cumulative and concurrent, and may be pursued singly, successively, or together against the Property described in the Deed of Trust, and any other funds, property or security held by Holder for the payment hereof, or otherwise, at the sole discretion of Holder, provided always that Holder must exercise such discretion reasonably and in good faith.  The failure to exercise any such right or remedy shall in no event be construed as a waiver or release of said rights or remedies or of the right to exercise them at any later time.

13.           Except as may be otherwise provided in the Deed of Trust, all makers, endorsers, guarantors, sureties, accommodation parties hereof, and all other persons liable or to become liable for all or any part of this indebtedness, without affecting their liability, waive diligence, presentment, protest and demand, and also notice of protest, of demand, of nonpayment, of dishonor, and of maturity and hereby consent to any extension or alteration of the time or terms of payment hereof, any and all renewals, extensions, or modifications of the terms hereof, any release of all or any part of the security given for the payment hereof, any acceptance of additional security of any kinds, and any release of or resort to any party liable for payment hereof; any such renewals, extensions, or modifications may be made without notice to any of said parties.

14.           Any provision of this Note which is invalid, illegal, or unenforceable shall be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof, and said remaining provisions shall be enforceable in accordance with their terms as though such ineffective provisions had not been included in this

Note.  Reference in this Note to “Holder” shall include the original holder or if all or any portion of this Note shall be transferred by the original holder, the holder or holders of this Note at the time in question.

15.           Holder has agreed in Section 6.2 of the Deed of Trust securing this Note to make certain subjective determinations reasonably and in good faith.  The existence of such provisions shall not be implied to apply to any determination by Holder to accelerate the balance due under this Note by reason of Maker’s failure to pay when due any sum owing under this Note, but shall be deemed to apply to any other determination hereunder by Holder.

16.           Section 6.11 of the Deed of Trust sets forth an exoneration of the general partners of the Maker from personal liability for the indebtedness evidenced by this Note.

17.           NOTICE TO BORROWER:  This Note provides for a pre-payment premium that will be due if payments in a specified amount are not made in advance of the time or in excess of the amounts specified in this Note, except as may be otherwise provided hereinabove.

POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP, having a principal place of business at Poulsbo, Washington

:	By	POPE MGP, INC., Managing General
Partner

/s/ G H. Folquet
Signature
George H. Folquet
President

	ATTEST:	/s/ Thomas A. Griffin
Signature

Thomas A. Griffin
Treasurer